Exhibit 99.1

ORION GROUP HOLDINGS, INC. REPORTS THIRD QUARTER

2020 RESULTS

Houston, Texas, Wednesday, October 28, 2020 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $11.8 million ($0.39 diluted earnings per share) for the third quarter ended September 30, 2020.  Third quarter highlights are discussed below.

Third Quarter 2020 Highlights

●Contract revenues were $189.4 million, down 5.0% from $199.5 million for the third quarter of 2019.

●Operating income was $13.1 million for the third quarter of 2020 compared to operating income of $6.1 million for the third quarter of 2019.

●Net income was $11.8 million ($0.39 diluted earnings per share) for the third quarter of 2020 compared to net income of $4.0 million ($0.14 diluted earnings per share) for the third quarter of 2019.

●The third quarter 2020 net income included $2.5 million ($0.08 earnings per diluted share) of non-recurring items and $2.2 million ($0.08 earnings per diluted share) of tax benefit associated with the movement of certain valuation allowances. Third quarter 2020 adjusted net income was $7.1 million ($0.23 diluted earnings per share).  (Please see page 9 of this release for a reconciliation of adjusted net income).

●EBITDA, adjusted to exclude the impact of the aforementioned non-recurring costs, was $17.0 million in the third quarter of 2020, which compares to adjusted EBITDA of $14.9 million for the third quarter of 2019. (Please see page 10 of this release for an explanation of EBITDA, adjusted EBITDA and a reconciliation to the nearest GAAP measure).

●Backlog at the end of the third quarter was $428.8 million on a third quarter book-to-bill of 0.47x.

During the third quarter an explosion and fire occurred in the Port of Corpus Christi Ship Channel while the Company’s dredge Waymon Boyd was working near a pipeline, which resulted in the deaths of five crewmen and injuries, some severe, to several other crewmen.  “Our primary concern remains the well-being of our crew members and their families involved in this incident,” said Mark Stauffer, Orion’s President and Chief Executive Officer.  “Safety is an integral part of our Guiding Beliefs at Orion and we remain deeply committed to our Target Zero program to support our vision of an incident free workplace.  Our support, thoughts, and prayers remain with the crew of the Waymon Boyd and their families.”

As a result of this incident, third quarter results include a net $2.9 million gain on the disposal of assets related to insurance recoveries as a result of the loss of the dredge Waymon Boyd and associated vessels.  The Company is currently evaluating the best dredging asset alternatives to reinvest this capital.  In the meantime, the Company is confident that it has the equipment and personnel to perform dredging on all existing contracts involving dredging services.  The cause of this incident remains under investigation, led by the National Transportation Safety Board, and the Company continues to fully cooperate with the NTSB and other governmental agencies.

“Turning to our financial results, year over year consolidated bottom line growth was driven by continued improved operating performance in both segments.   Our concrete segment saw significantly improved operating performance despite revenues being down year over year due to tropical weather in Texas impacting production at the end of the current year quarter.  Despite the challenges faced during the quarter, our marine segment saw sequential improvement in operating performance and EBITDA margin,” continued Mr. Stauffer.

“We continue to see bidding activity in both our segments being driven by end markets that are continuing to operate during the COVID-19 pandemic.  We continue to focus our efforts on targeting the end markets and projects we expect to have the best opportunities to be successful and profitable moving forward.  A key element of our growth strategy is the wide array of end markets we serve, which enables us to pursue the most attractive bid opportunities in the end markets that are performing the best at any given point in time and this strategy serves us well in this challenging and uncertain environment.”

Mr. Stauffer concluded, “We remain confident in our ability to efficiently and profitably execute our projects in backlog, and in our ability to maintain and grow our backlog level by targeting and winning new bid opportunities.  Our liquidity position remains strong and provides us with more than sufficient financial flexibility to continue to pursue new awards and execute existing backlog.  Our team is focused on continuing to perform well despite the macroeconomic challenges.  With our diverse end markets, broad range of construction capabilities and assets, and our highly experienced and professional personnel, we are confident in our ability to deliver increasing levels of profitability and free cash flow in the quarters and years to come, particularly in a post-pandemic environment.”

Consolidated Results for Third Quarter 2020 Compared to Third Quarter 2019

●	Contract revenues were $189.4 million, down 5.0% as compared to $199.5 million. The decrease was primarily driven by a decrease in production volume in the concrete segment due to tropical weather in Texas during the last few weeks of the current year quarter.

●	Gross profit was $22.5 million, as compared to $20.9 million. Gross profit margin was 11.9%, as compared to 10.5%. The increase in gross profit dollars and percentage was primarily driven by project execution margin expansion in both segments and better labor utilization in the marine segment.

●	Selling, General, and Administrative expenses were $15.3 million, as compared to $14.6 million. As a percentage of total contract revenues, SG&A expenses increased to 8.1% from 7.3%. The increase in SG&A dollars and percentage were primarily attributable to the full ratable accrual of the annual incentive compensation plan during the current year period.

●	Operating income was $13.1 million as compared to $6.1 million. The operating income in the third quarter of 2020 reflects the aforementioned factors that improved gross profit as well as the $2.9 million net gain on disposal of assets related to insurance recoveries.

●	EBITDA was $20.0 million, representing a 10.5% EBITDA margin, as compared to EBITDA of $13.2 million, or a 6.6% EBITDA margin. When adjusted for non-recurring items, adjusted EBITDA for the third quarter of 2020 was $17.0 million, representing a 9.0% EBITDA margin. (Please see page 10 of this release for an explanation of EBITDA, Adjusted EBITDA and a reconciliation to the nearest GAAP measure).

Backlog

Backlog of work under contract as of September 30, 2020 was $428.8 million, which compares with backlog under contract at September 30, 2019 of $620.5 million, a decrease of 30.9%. The prior period backlog number reflects the booking of a large project during the second quarter of 2019 with a contract value of $160 million that has progressed significantly towards completion. The third quarter 2020 ending backlog was comprised of $241.7 million for the marine segment, and $187.1 million for the concrete segment. Currently, the Company has approximately $1.1 billion worth of bids outstanding, including approximately $108 million on which it is the apparent low bidder or has been awarded contracts subsequent to the end of the third quarter of 2020, of which approximately $49 million pertains to the marine segment and approximately $59 million to the concrete segment.

“During the third quarter, we bid on approximately $734 million of work and were successful on approximately $90 million of these bids,” stated Robert Tabb, Orion Group Holding's Vice President and Chief Financial Officer.  “This resulted in a 0.47 times book-to-bill ratio and a win rate of 12.2%. In the marine segment, we bid on approximately $232 million during the third quarter 2020 and were successful on approximately $42 million, representing a win rate of 18.3% and a book-to-bill ratio of 0.38 times. In the concrete segment we bid on approximately $502 million of work and were awarded approximately $47 million, representing a win rate of 9.4% and a book-to-bill ratio of 0.62 times."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the third quarter 2020 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, October 29, 2020. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial (201) 493-6739 and ask for the Orion Group Holdings Conference Call.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services. Its concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share are not an alternative to net income or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes impairs a meaningful comparison of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Generally, items excluded, are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Update on Scale and Growth Initiative” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on February 28, 2020, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Orion Group Holdings Inc.		The Equity Group Inc.
Francis Okoniewski, VP Investor Relations		Fred Buonocore, CFA (212) 836-9607
(346) 616-4138		Mike Gaudreau (212) 836-9620
www.oriongroupholdingsinc.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Contract revenues	189,433	199,507	539,766	508,597
Costs of contract revenues	166,932	178,614	476,763	463,645
Gross profit	22,501	20,893	63,003	44,952
Selling, general and administrative expenses	15,270	14,590	47,651	44,677
Amortization of intangible assets	519	662	1,552	1,980
Gain on disposal of assets, net	(6,373)	(451)	(7,734)	(1,197)
Operating income (loss)	13,085	6,092	21,534	(508)
Other (expense) income:
Other income	115	17	251	574
Interest income	57	75	151	317
Interest expense	(1,151)	(1,678)	(3,722)	(4,981)
Other expense, net	(979)	(1,586)	(3,320)	(4,090)
Income (loss) before income taxes	12,106	4,506	18,214	(4,598)
Income tax expense (benefit)	303	467	1,660	920
Net income (loss)	$11,803	$4,039	$16,554	$(5,518)

Basic earnings (loss) per share	$0.39	$0.14	$0.55	$(0.19)
Diluted earnings (loss) per share	$0.39	$0.14	$0.55	$(0.19)
Shares used to compute income (loss) per share:
Basic	30,372,310	29,544,288	30,020,258	29,240,979
Diluted	30,372,310	29,547,185	30,020,258	29,240,979

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended September 30,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$68,353	60.6%	$73,921	68.8%
Private sector	44,528	39.4%	33,483	31.2%
Marine segment total	$112,881	100.0%	$107,404	100.0%
Concrete segment
Public sector	$8,784	11.5%	$14,169	15.4%
Private sector	67,768	88.5%	77,934	84.6%
Concrete segment total	$76,552	100.0%	$92,103	100.0%
Total	$189,433		$199,507

Operating income
Marine segment	$8,992	8.0%	$4,863	4.5%
Concrete segment	4,093	5.3%	1,229	1.3%
Total	$13,085		$6,092

	Nine months ended September 30,
	2020		2019
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$181,684	62.5%	$180,487	70.0%
Private sector	108,865	37.5%	77,427	30.0%
Marine segment total	$290,549	100.0%	$257,914	100.0%
Concrete segment
Public sector	$36,858	14.8%	$40,551	16.2%
Private sector	212,359	85.2%	210,132	83.8%
Concrete segment total	$249,217	100.0%	$250,683	100.0%
Total	$539,766		$508,597

Operating income (loss)
Marine segment	$12,443	4.3%	$(1,584)	(0.6)%
Concrete segment	9,091	3.6%	1,076	0.4%
Total	$21,534		$(508)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$11,803	$4,039	$16,554	$(5,518)
One-time charges and the tax effects:
ERP implementation	486	—	796	—
ISG initiative	—	1,058	369	3,862
Severance	48	43	120	483
Unamortized debt issuance costs on debt extinguishment	—	—	—	399
Insurance recovery on disposal, net	(2,859)	—	(2,859)	—
Recovery on disputed receivable	(898)	—	(898)	—
Tax rate of 23% applied to one-time charges (1)	741	(253)	569	(1,091)
Total one-time charges and the tax effects	(2,482)	848	(1,903)	3,653
Federal and state tax valuation allowances	(2,231)	(595)	(3,862)	451
Adjusted net income (loss)	$7,090	$4,292	$10,789	$(1,414)
Adjusted EPS	$0.23	$0.15	$0.36	$(0.05)

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$11,803	$4,039	$16,554	$(5,518)
Income tax expense (benefit)	303	467	1,660	920
Interest expense, net	1,094	1,603	3,571	4,664
Depreciation and amortization	6,766	7,080	20,662	21,342
EBITDA (1)	19,966	13,189	42,447	21,408
Stock-based compensation	258	564	1,887	2,292
ERP implementation	486	—	796	—
ISG initiative	—	1,058	369	3,862
Severance	48	43	120	483
Insurance recovery on disposal, net	(2,859)	—	(2,859)	—
Recovery on disputed receivable	(898)	—	(898)	—
Adjusted EBITDA(2)	$17,001	$14,854	$41,862	$28,045
Operating income (loss) margin (3)	7.0%	3.1%	4.2%	(0.1)%
Impact of depreciation and amortization	3.6%	3.5%	3.8%	4.2%
Impact of stock-based compensation	0.1%	0.3%	0.3%	0.5%
Impact of ERP implementation	0.3%	—%	0.1%	—%
Impact of ISG initiative	—%	0.5%	0.1%	0.8%
Impact of severance	—%	—%	—%	0.1%
Impact of insurance recovery on disposal, net	(1.5)%	—%	(0.5)%	—%
Impact of recovery on disputed receivable	(0.5)%	—%	(0.2)%	—%
Adjusted EBITDA margin(2)	9.0%	7.4%	7.8%	5.5%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery, net, and reserve on disputed accounts receivables. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(3)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating income (loss)	8,992	4,863	4,093	1,229
Other income (expense), net (1)	3,147	2,296	(3,032)	(2,279)
Depreciation and amortization	4,543	4,960	2,223	2,120
EBITDA (2)	16,682	12,119	3,284	1,070
Stock-based compensation	227	513	31	51
ERP implementation	262	—	224	—
ISG initiative	—	570	—	488
Severance	—	43	48	—
Insurance recovery on disposal, net	(2,859)	—	—	—
Recovery on disputed receivable	(898)	—	—	—
Adjusted EBITDA(3)	$13,414	$13,245	$3,587	$1,609
Operating income (loss) margin (4)	10.8%	6.7%	1.4%	(1.2)%
Impact of depreciation and amortization	4.0%	4.6%	2.9%	2.3%
Impact of stock-based compensation	0.2%	0.5%	—%	0.1%
Impact of ERP implementation	0.2%	—%	0.3%	—%
Impact of ISG initiative	—%	0.5%	—%	0.5%
Impact of severance	—%	—%	0.1%	—%
Impact of insurance recovery on disposal, net	(2.5)%	—%	—%	—%
Impact of recovery on disputed receivable	(0.8)%	—%	—%	—%
Adjusted EBITDA margin (3)	11.9%	12.3%	4.7%	1.7%

	Marine		Concrete
	Nine months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating income (loss)	12,443	(1,584)	9,091	1,076
Other income (expense), net (1)	9,389	8,762	(9,138)	(8,188)
Depreciation and amortization	14,063	14,975	6,599	6,367
EBITDA (2)	35,895	22,153	6,552	(745)
Stock-based compensation	1,767	2,064	120	228
ERP implementation	417	—	379	—
ISG initiative	190	1,710	179	2,152
Severance	26	483	94	—
Insurance recovery on disposal, net	(2,859)	—	—	—
Recovery on disputed receivable	(898)	—	—	—
Adjusted EBITDA(3)	$34,538	$26,410	$7,324	$1,635
Operating(loss) income margin (4)	7.6%	2.7%	(0.0)%	(2.8)%
Impact of depreciation and amortization	4.8%	5.8%	2.6%	2.5%
Impact of stock-based compensation	0.6%	0.8%	—%	0.1%
Impact of ERP implementation	0.1%	—%	0.2%	—%
Impact of ISG initiative	0.1%	0.7%	0.1%	0.9%
Impact of severance	—%	0.2%	—%	—%
Impact of insurance recovery on disposal, net	(1.0)%	—%	—%	—%
Impact of recovery on disputed receivable	(0.3)%	—%	—%	—%
Adjusted EBITDA margin (3)	11.9%	10.2%	2.9%	0.7%

(1)	Primarily consists of corporate overhead costs recorded to the marine segment as part of operating income(loss) and allocated from the marine segment to the concrete segment in other income (expense) line. Allocated amounts net to zero on a consolidated basis.

(2)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, the ISG initiative, severance, insurance recovery, net, and reserve on disputed accounts receivables. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

(4)	Operating income margin is calculated by dividing operating income plus other income (expense), net by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows Summary

(In Thousands)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$11,803	$4,039	$16,554	$(5,518)
Adjustments to remove non-cash and non-operating items	1,505	8,538	19,333	27,337
Cash flow from net income after adjusting for non-cash and non-operating items	13,308	12,577	35,887	21,819
Change in operating assets and liabilities (working capital)	(8,006)	(13,392)	2,489	(23,716)
Cash flows provided by (used in) operating activities	$5,302	$(815)	$38,376	$(1,897)
Cash flows used in investing activities	$(153)	$(4,507)	$(2,197)	$(9,648)
Cash flows (used in) provided by financing activities	$(12,760)	$3,913	$(34,533)	$4,211

Capital expenditures (included in investing activities above)	$(4,408)	$(4,917)	$(9,444)	$(13,035)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$16,554	$(5,518)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	18,175	19,609
Amortization of ROU operating leases	4,449	4,145
Amortization of ROU finance leases	2,487	1,733
Unamortized debt issuance costs upon debt modification	—	399
Amortization of deferred debt issuance costs	529	312
Deferred income taxes	27	44
Stock-based compensation	1,887	2,292
Gain on disposal of assets, net	(7,734)	(1,197)
Allowance for doubtful accounts	(487)	—
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	12,151	(35,242)
Income tax receivable	—	(330)
Inventory	(291)	310
Prepaid expenses and other	1,667	1,674
Costs and estimated earnings in excess of billings on uncompleted contracts	(1,807)	(29,063)
Accounts payable	(22,583)	13,702
Accrued liabilities	26,282	1,660
Operating lease liabilities	(4,079)	(4,434)
Income tax payable	(1,037)	755
Billings in excess of costs and estimated earnings on uncompleted contracts	(7,814)	27,252
Net cash provided by (used in) operating activities	38,376	(1,897)
Cash flows from investing activities:
Proceeds from sale of property and equipment	5,821	1,363
Purchase of property and equipment	(9,444)	(13,035)
Contributions to CSV life insurance	(99)	(550)
Insurance claim proceeds related to property and equipment	1,525	2,574
Net cash used in investing activities	(2,197)	(9,648)
Cash flows from financing activities:
Borrowings from Credit Facility	10,000	49,000
Payments made on borrowings from Credit Facility	(41,225)	(59,460)
Loan costs from Credit Facility	(369)	(1,430)
Payments of finance lease liabilities	(2,751)	(2,144)
Purchase of vested stock-based awards	(188)	—
Exercise of stock options	—	35
Net cash used in financing activities	(34,533)	4,211
Net change in cash, cash equivalents and restricted cash	1,646	(7,334)
Cash, cash equivalents and restricted cash at beginning of period	1,086	8,684
Cash, cash equivalents and restricted cash at end of period	$2,732	$1,350

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,732	128
Restricted cash	—	958
Accounts receivable:
Trade, net of allowance for credit losses of $411 and $2,600, respectively	90,612	116,540
Retainage	36,230	42,547
Income taxes receivable	962	962
Other current	25,931	2,680
Inventory	1,936	1,114
Costs and estimated earnings in excess of billings on uncompleted contracts	43,196	41,389
Prepaid expenses and other	4,593	5,647
Total current assets	206,192	211,965
Property and equipment, net of depreciation	125,911	132,348
Operating lease right-of-use assets, net of amortization	15,619	17,997
Financing lease right-of-use assets, net of amortization	12,775	7,896
Inventory, non-current	6,506	7,037
Intangible assets, net of amortization	10,595	12,147
Deferred income tax asset	67	85
Other non-current	4,855	5,369
Total assets	$382,520	$394,844
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$4,347	$3,668
Accounts payable:
Trade	47,810	70,421
Retainage	590	562
Accrued liabilities	45,925	16,966
Income taxes payable	486	1,523
Billings in excess of costs and estimated earnings on uncompleted contracts	40,967	48,781
Current portion of operating lease liabilities	4,766	5,043
Current portion of financing lease liabilities	4,543	2,788
Total current liabilities	149,434	149,752
Long-term debt, net of debt issuance costs	36,285	68,029
Operating lease liabilities	11,545	13,596
Financing lease liabilities	7,670	3,760
Other long-term liabilities	20,053	20,436
Deferred income tax liability	214	205
Interest rate swap liability	1,795	1,045
Total liabilities	226,996	256,823
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 31,126,326 and 30,303,395 issued; 30,415,095 and 29,592,164 outstanding at September 30, 2020 and December 31, 2019, respectively	311	303
Treasury stock, 711,231 shares, at cost, as of September 30, 2020 and December 31, 2019, respectively	(6,540)	(6,540)
Accumulated other comprehensive loss	(1,795)	(1,045)
Additional paid-in capital	184,214	182,523
Retained loss	(20,666)	(37,220)
Total stockholders’ equity	155,524	138,021
Total liabilities and stockholders’ equity	$382,520	$394,844